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                                                        EXHIBIT NO. 99.11(a)

                                SERVICE AGREEMENT

         THIS AGREEMENT, made this 18th day of January, 1971 by and between SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.), a Delaware corporation (hereinafter referred to as "Sun Life (U.S.)") and SUN LIFE ASSURANCE COMPANY OF CANADA, a specially chartered Canadian life insurance company (hereinafter referred to as "Sun Life (Canada)").

                                   WITNESSETH:

         WHEREAS, Sun Life (U.S.) is a wholly-owned subsidiary of Sun Life (Canada); and

         WHEREAS, Sun Life (Canada) has in the past made available to Sun Life (U.S.) as required certain employees of Sun Life (Canada) to perform certain marketing, administrative, investment and other incidental functions on behalf of Sun Life (U.S.) on the understanding that Sun Life (U.S.) bears all costs allocable to the time spent by them on the affairs of Sun Life (U.S.); and

         WHEREAS, Sun Life (Canada) is willing to continue to make available to Sun Life (U.S.) as required certain employees of Sun Life (Canada) to perform certain marketing, administrative, investment and other incidental functions on behalf of Sun Life (U.S.), provided that Sun Life (U.S.) bears all costs allocable to the time spent by them on the affairs of Sun Life. (U.S.).

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

          1. Sun Life (Canada) shall make available to Sun Life (U.S.) such employees of Sun Life (Canada) as may be agreed upon from time to time by Sun Life (U.S.) and Sun Life (Canada). It is anticipated that most of these employees will be persons employed in the Investment, Marketing and Control and Administration Divisions and in the Law Department of Sun Life (Canada) who also perform similar type functions for other subsidiaries of Sun Life (Canada).

          2. Sun Life (Canada) will, to the extent requested by Sun Life (U.S.) and employees of Sun Life (U.S.) and employees of Sun Life (Canada) serving Sun Life (U.S.), such clerical, stenographic and administrative services and such office supplies and equipment as may be reasonably required in order that they may properly perform their respective functions on behalf of Sun Life (U.S.)

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          3.  In  consideration  of the  services  to be  rendered  by Sun  Life
              (Canada) and its employees pursuant to this Agreement, Sun Life (U.S.) agrees to reimburse Sun Life (Canada) for such cost, direct and indirect, as may be fairly attributable to the performance of this Agreement by Sun Life (Canada).

          4. A statement of such costs shall be submitted by Sun Life (Canada) to Sun Life (U.S.) as of the last day of each month in each year, and payment shall be made by Sun Life (U.S.) to Sun Life (Canada) within 30 days' of the receipt of such statement.

          5. This Agreement may be terminated by Sun Life (U.S.) or by Sun Life (Canada) on 90 days' written notice to the other.

          6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party it is agreed that the address of Sun Life (U.S.) shall be 131 State Street, Boston, Massachusetts, and the address of Sun Life (Canada) shall be Sun Life Building, Dominion Square, Montreal, Quebec, Canada.

         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.



                           SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                           By       ANTHONY R. HICKS
                                    Anthony R. Hicks

                           SUN LIFE ASSURANCE COMPANY OF CANADA

                           By       A. G. MCCRAKEN
                                    A. G. McCracken

                           By       DAVID D. HORN
                                    David D. Horn